As filed with the Securities and Exchange Commission on January 4, 2019
Registration No. 333-211416

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-3
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-211416
UNDER THE SECURITIES ACT OF 1933

GULF POWER COMPANY
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	59-0276810 (I.R.S. Employer Identification No.)

One Energy Place Pensacola, Florida (850) 444-6111 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles E. Sieving, Esq.
General Counsel of Gulf Power Company
c/o NextEra Energy, Inc.
700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statement on Form S-3 (the Registration Statement) of Gulf Power Company, a Florida corporation (Gulf Power):

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File No. 333-211416, registering an indeterminate number of shares of Class A Preferred Stock, par value $25 per share, and Preference Stock, par value $100 per share, and an indeterminate principal amount of senior notes and junior subordinated notes, in each case, of Gulf Power with an aggregate initial offering price not to exceed $475,000,000, which was filed with the Securities and Exchange Commission on May 17, 2016 and declared effective on June 3, 2016.

On January 1, 2019, pursuant to the Stock Purchase Agreement, dated as of May 20, 2018 (as amended, the Purchase Agreement), by and among The Southern Company, a Delaware corporation (Seller), 700 Universe, LLC, a Delaware limited liability company (Purchaser), and NextEra Energy, Inc., a Florida corporation (Parent), Seller sold all of the capital stock of Gulf Power to Purchaser, a wholly owned subsidiary of Parent (the Sale). As a result of the Sale and related transactions contemplated by the Purchase Agreement, the Company has decided to terminate the offering of Gulf Power’s securities pursuant to the Registration Statement.

In accordance with undertakings made by Gulf Power in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of Gulf Power that were registered under the Registration Statement and remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Juno Beach, Florida on January 4, 2019.

GULF POWER COMPANY

By:	CHARLES E. SIEVING
Charles E. Sieving General Counsel